Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of May 2, 2016 (“Effective Date”), by and between Xtera Communications, Inc., a Delaware corporation (“Company”), and Joseph R. Chinnici (“Executive”).

The parties agree as follows:

1.Employment.  Company hereby employs Executive, and Executive hereby agrees to accept such employment on the terms and conditions set forth herein.

2.Duties.

2.1Position.  Executive shall serve as an employee of the Company from the Effective Date through May 17, 2016, at which point Executive shall commence serving as the Company’s Executive Vice President and Chief Financial Officer and shall have duties and responsibilities customary for chief financial officers of corporations of a similar size and nature to the Company, as reasonably assigned by Company’s Chief Executive Officer (“CEO”) consistent with Executive’s position.  Executive shall perform faithfully and diligently all duties assigned to Executive.

2.2Best Efforts/Full-time.  During his employment, Executive will (A) expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances; (B) act in the best interest of Company at all times; and (C) devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company. Notwithstanding the foregoing, and provided that they do not individually or in the aggregate materially interfere or conflict with his responsibilities to Company, Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions or manage personal investments; provided, that prior to serving on any boards or committees of any entity, Executive shall have received the prior written approval of the CEO (which shall not be unreasonably withheld or conditioned). In addition, Company agrees that Executive may continue to provide transition and support services to the Chief Financial Officer of Twenty First Century Utilities LLC (“TFC Utilities”) as required by Executive’s separation agreement with GridPoint, Inc. and TFC Utilities.

3.Compensation.

3.1Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $325,000.00 per year, to be paid in accordance with Company’s regular payroll cycle, less required deductions for federal withholding tax, social security and all other employment taxes and payroll deductions. The amount of the Base Salary will be reviewed at least annually and may be increased from time to time as shall be determined by Company. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be paid any unpaid Base Salary, prorated to the date of termination.

3.2Incentive Compensation.  Executive will be eligible to earn an annual incentive bonus, the target amount of which for the Company’s current fiscal year will be  equal to 50% of Executive’s Base Salary, and thereafter will be a percentage determined by Company’s Compensation Committee (“Annual Bonus”) The Annual Bonus will be based on Company’s or Executive’s achievement of certain goals, which shall be established by Company’s Compensation Committee and Board of Directors and communicated to Executive within 30 days of the beginning of his employment and, thereafter, within

30 days of the beginning of each fiscal year. The Annual Bonus shall be less all required taxes and withholdings and will be paid out within 60 days following the end of the fiscal year in which it is earned.

3.3Relocation Expenses.  Executive shall relocate to Dallas, Texas, and Company shall reimburse Executive for relocation expenses reasonably and actually incurred by the Executive in connection with such relocation. In addition, Company shall reimburse Executive for expenses reasonably and actually incurred by Executive in connection with the negotiation of this Agreement.

3.4Equity Incentive Grants.  Subject to approval of the Company’s Board of Directors, Company shall grant to Executive restricted stock units (“RSUs”) representing the right to receive upon settlement a number of shares of the common stock equal to 300,000 shares.  The RSUs shall vest quarterly in sixteen equal installments beginning on the date which is three months following Executive’s employment start date.

(a)Immediately prior to the consummation of a Change in Control (as defined below), the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Company shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full immediately prior to such Change in Control provided that either (i) Executive’s employment with Company has not terminated prior to such Change in Control or (ii) the Company has terminated Executive’s employment within 90 days prior to the Company’s entry into a definitive agreement to consummate such Change of Control. For the purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in Company or the combined voting power of Company’s then outstanding voting securities; or (ii) the consummation of a reorganization, merger or consolidation of Company or the sale of all or substantially all of the assets of Company, in each case with respect to which persons who held equity interests in Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an initial public offering shall not constitute a Change in Control hereunder; provided further, however, that a Change in Control shall not include a transaction undertaken for the principal purpose of restructuring the capital of Company, including, but not limited to, reincorporating Company in a different jurisdiction, converting Company to a limited liability company or creating a holding company (provided that such restructuring does not have the effects on control described in subparagraphs 3.3(i) and (ii).  Notwithstanding the foregoing, a Change in Control shall not occur for purposes of this Agreement unless such Change in Control constitutes a “change in control event” under Section 409A of the Code and the regulations thereunder.

(b)In the event Company terminates Executive’s employment without Cause (as defined below) or if Executive terminates for Good Reason (as defined below), the portion of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Company equal to the number of shares that such equity award would have vested as of the end of the fiscal quarter during with the termination occurs shall be immediately exercisable and vested in full.

3.5Customary Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company, subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

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4.At-Will Employment.  Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or Good Reason or advance notice, by either Executive or Company, although subject to the provisions of Sections 5 through 7 below.  No representative of Company, other than the Company’s Board of Directors, has the authority to alter the at-will employment relationship.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5.Termination.  The termination provisions of this Agreement regarding the parties' respective obligations in the event Executive's engagement is terminated are intended to be exclusive and in lieu of any other rights to which Executive may otherwise be entitled by law, in equity, or otherwise.  This Agreement, and Executive's engagement hereunder, may be terminated at any time after the Effective Date, as follows:

5.1Termination by Mutual Consent.  This Agreement may be terminated at any time by the written mutual consent of Company and Executive.

5.2Termination by Company For Cause.  This Agreement may be terminated by Company at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, which are or reasonably threaten to be materially injurious to the Company finances or reputation; (b) Executive’s material breach of this Agreement or Company’s Confidentiality, Non-Disclosure and Invention Assignment Agreement (the “CNIAA”); (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive’s repeated willful neglect of duties as determined in the reasonable good faith discretion of the Company; or (f) Executive’s failure to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (g) Executive’s death.

5.3Termination by Company Without Cause.  This Agreement may be terminated by Company, without Cause, with or without notice, by the delivery to Executive of written notice of termination.

5.4Resignation by Executive With or Without Good Reason.  Executive shall have the right to terminate his employment hereunder by providing the Company with a notice of termination at least thirty (30) days prior to such termination. For purposes of this Agreement, “Good Reason” is defined as (a) a material diminution in the Executive’s duties, authority, position or responsibilities relative to the Executive’s duties, authority, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties, authority, and responsibilities; (b) a reduction in Executive’s Base Salary or Annual Bonus opportunity, other than in the event of a reduction in compensation of all executive officers of the Company, generally, so long as your reduction is no more than the average reduction; (c)  the relocation of the Company’s principal executive offices from their present location, which increases the distance of the Executive’s one-way commute from his then-current work week residence to such offices by more than fifty (50) miles; (c) Company’s material breach of a material provision of this Agreement; or (d) the failure of Company to require any successor to the Company or substantially all of the assets of the Company to assume, in writing, the obligations of the Company to Executive under this Agreement and any other material agreement between the Company and the Executive then in effect; provided that written notice of your resignation for Good Reason must be delivered to the Company within 30 days after the date you first know or should reasonably know of the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder.

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6.Payments Upon Termination.  Upon termination of employment for any reason, Executive shall receive payment of his Base Salary, pro-rated to the date of termination, any unpaid Annual Bonus earned by Executive in the fiscal year prior to the fiscal year in which his employment terminates, as well as any other accrued, but unpaid benefits (collectively the “Accrued Compensation”). Accrued Compensation will be paid in a lump sum no later than the date required under applicable law.  In addition, Company shall reimburse the Executive for all expenses incurred by him prior to the date of termination as provided in Section 8. Except as expressly stated in this Agreement, all other employment related obligations of Company to Executive shall be automatically terminated and completely extinguished with the termination of Executive’s employment.

7.Severance.

7.1Severance Payment.  In the event Company terminates Executive’s employment without Cause or if Executive terminates for Good Reason, Company shall provide Executive with a severance payment (the “Severance Payment”) equivalent to (i) twelve (12) months (the “Severance Period”) of Executive’s then Base Salary payable in equal installments over a twelve (12) month period, with the first installment payment made on the first payday occurring 30 days after the termination date and the remaining installments made on the following Company paydays and (ii) if the Annual Bonus goals for the fiscal year in which Executive’s employment terminates are met, 100% of Executive’s Annual Bonus for such year payable in a single lump sum on the 60th day following the end of such fiscal year.  In addition, Company shall continue payment of the premiums required to continue Executive’s health and dental benefits through the end of the Severance Period, provided that (A) Executive elects COBRA continuation benefits with respect to such health and dental benefits, and (B) Executive remains eligible for such benefits.  Company’s obligation to provide such paid continuation coverage will terminate at such time as Executive becomes eligible for such benefits (or their substantial equivalent) in connection with your subsequent employment or provision of services (Executive must immediately notify Company upon receipt of such benefits).The Company’s obligation to pay and Executive’s right to receive the Severance Payment shall cease in the event of Executive’s breach of any of his obligations under this Agreement or the CNIAA.  The Company’s obligation to provide Executive with the Severance Payment is conditioned precedent upon Executive’s execution of a full general release in a form acceptable to the Company and such release has become effective in accordance with its terms prior to the 30th day following the termination date.  For the sake of clarity, Executive shall not be eligible to receive severance in connection with any other form of termination, other than a termination without Cause or for Good Reason.

7.2Application of Section 409A.

(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Executive is a “specified Executive” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this

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Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

9.No Conflict of Interest.  During Executive’s employment with Company and at all times Executive is receiving Severance Payments pursuant to this Agreement,  Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive’s employment with Company, as may be determined by the Company’s Board of Directors. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company.  In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during Executive’s employment and any period of time Executive is receiving Severance Payments pursuant to this Agreement.

10.Confidentiality and Proprietary Rights.  Executive agrees to continue to abide by the CNIAA and any nondisclosure or other policies or obligations of Executive to Company or other affiliated entities, each which CNIAA and other policies and obligations is incorporated herein by reference.

11.Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in Sections 9-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that, in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

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12.No Violation of Rights of Third Parties.  During Executive’s employment with Company, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  Executive is not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent Executive from complying, with this Agreement.

13.General Provisions.

13.1Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.4Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.5Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas.  Each party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.6Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile, or e-mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  All notices shall be addressed as follows:

EXECUTIVE:

Joseph R. Chinnici
c/o David Barmak
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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701 Pennsylvania Ave., NW, Suite 900
Washington, DC 20004

COMPANY:

Xtera Communications, Inc.
500 W. Bethany Drive, Suite 100
Allen, Texas 75013
Attention: Jon R. Hopper, Chief Executive Officer

with a copy to:

DLA Piper LLP

401 Congress Avenue, Suite 2500

Austin, TX 78701

Facsimile: (512) 721- 2226

Attention: Samer M. Zabaneh

or at such changed addresses as the parties may designate in writing.

13.7Survival.  Sections 9 (“No Conflict of Interest”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Injunctive Relief”), 12 (“No Violation of Rights of Third Parties”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14.Entire Agreement.  This Agreement, and the CNIAA constitute the entire among the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This agreement may be amended or modified only with the written consent of Executive, the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever and any such oral waiver, amendment or modification will be null and void.

[Signature page follows.]

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	May 2, 2016	By:	/s/ Joseph R. Chinnici
Joseph R. Chinnici

XTERA COMMUNICATIONS, INC.

Dated:	May 2, 2016	By:	/s/ Jon Hopper
Jon Hopper
Chief Executive Officer

Signature page to Employment Agreement

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